Exhibit 2.1

AMENDMENT TO PURCHASE AND SALE AGREEMENT

This AMENDMENT TO PURCHASE AND SALE AGREEMENT, dated as of June 7, 2013 (this “Amendment”), is made and entered into by and between among CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (“CELLC”), ARCADIA RESOURCES, L.P., an Oklahoma limited partnership (“ARLP”), JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company (“JRLLC”), and LARCHMONT RESOURCES, L.L.C., an Oklahoma limited liability company (“LRLLC” and together with CELLC, ARLP and JRLLC, each, a “Seller” and collectively the “Sellers”), and GASTAR EXPLORATION USA, INC., a Delaware corporation (“Buyer”). Buyer and Sellers may be referred to herein collectively as the “Parties”, or individually as a “Party”.
RECITALS
WHEREAS, the Parties have entered into the Purchase and Sale Agreement, executed as of March 28, 2013 (the “PSA”); and
WHEREAS, the Parties desire to amend the PSA as set forth below.
NOW, THEREFORE, for and in consideration of the mutual promises contained in this Amendment, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Buyer agree as follows:
AGREEMENT

1.	Amendment: The Parties hereby amend the PSA as follows:

(a)	In Section 1.1 of the PSA, subpart (a) of the definition of Properties is hereby amended by deleting the entire subpart (a) of such definition and replacing it with the following language:

(a) all Hydrocarbon leases listed on Exhibit “A-3” attached hereto and made a part hereof, whether producing or non-producing, and the operating rights, working interests, net revenue interests, and other rights to Hydrocarbons therein, but only (i) to the extent such leases and related interests cover the Target Formations or (ii) to the extent any such rights are necessary to operate, maintain, produce or plug and abandon any Wells at any non-Target Formation depths at which such Wells have been completed as of the Effective Time (the “Real Property Interests”),

(b)	In Section 1.1 of the PSA, subpart (e) of the definition of Properties is hereby amended by deleting the entire subpart (e) of such definition and replacing it with the following language:

(e) all Hydrocarbons produced from such Seller’s interest in the Wells attributable either to the Target Formations or to any non-Target Formation depths at which such any Wells have been completed as of the Effective Time, and all Hydrocarbons attributable to Target Formations in, on, under or produced from such Seller’s Real Property Interests, or such lands pooled or unitized therewith, in each case, from and after the Effective Time, and the proceeds of the foregoing,

(c)	Exhibit “B” of the PSA is hereby deleted in its entirety and Exhibit A attached hereto is substituted in lieu thereof for all purposes;

(d)	The PSA is hereby amended by adding a new Section 5.12 to the PSA, as follows:

Section 5.12

For clarity, the Buyer shall not, and the term Properties does not include any rights to, do any of the following: recomplete, or add any additional perforations to, any Well in any formation above the Target Formations; provided, however, the Buyer shall be entitled to otherwise rework any producing perforated zones existing as of the Closing in the wellbore of any Well.

2.
Withdrawal of ARLLC and JRLLC from PSA.  ARLP and JRLLC (the “Withdrawing Parties”), on the one hand, and the Buyer, on the other hand, hereby acknowledge and agree that the interests in the Properties owned by the Withdrawing Parties (the “Withdrawn Interests”) are hereby withdrawn from the purchase and sale transactions under to the PSA.  The Buyer hereby releases the Withdrawing Parties from the obligation to sell the Withdrawn Interests to the Buyer and from all other obligations of the Withdrawing Parties under the PSA and any other documents or contracts executed in connection therewith, and each of the Withdrawing Parties hereby releases the Buyer from the obligation to purchase the Withdrawn Interests and from all other obligations owed to the Withdrawing Parties under the PSA and any other documents or contracts executed in connection therewith.  The unadjusted Purchase Price is hereby reduced by the aggregate Allocated Value of the Withdrawn Interests as set forth on Exhibit “A” to the PSA, and at Closing the Withdrawing Parties’ pro rata portion of the Deposit shall be applied against the remaining Purchase Price. The Withdrawing Parties, the Buyer, CELLC and LRLLC each acknowledge and agree that all references herein and in the PSA (a) to “Sellers” are deemed amended to refer solely to CELLC and LRLLC as the Sellers, (b) to “Party” and “Parties” are deemed amended to refer solely to, individually and collectively, CELLC, LRLLC and the Buyer, and (c) to “Properties” are deemed amended to refer solely to CELLC’s Properties and LRLLC’s Properties.

3.
FWPP Obligations. For clarity, the Chesapeake Energy Corporation ("CHK") Founder Well Participation Program as well as any and all rights and obligations thereunder or under any prior employment agreements between CHK and Aubrey K. McClendon are Excluded Assets and Retained Liabilities of CHK, and do not constitute Assumed Obligations of the Buyer or comprise any part of the Properties.

4.
Additional Further Assurances. The Parties agree that after the Closing, promptly following Gastar's written notification, the Parties will duly execute such appropriate state, federal, or Indian conveyances to the extent necessary to complete the conveyance of the Properties to the Buyer.

5.	Confirmation. Except as otherwise provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Amendment.

6.
Counterparts; Facsimiles, Electronic Transmission. This Amendment may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Amendment by any Party may be evidenced by facsimile or scanned email, which shall be binding upon all Parties.

7.
Entire Agreement. This Amendment, the PSA, and those documents expressly referred to herein and therein, and the other documents executed in connection herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. There are no oral agreements between the Parties.

8.	Miscellaneous: Capitalized terms used, but not defined herein, shall have the meanings given to those terms in the PSA. As amended above, the PSA shall continue in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective duly authorized representative as of the date first written above.

Sellers:
CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company
By: /s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President
ARCADIA RESOURCES, L.P., an Oklahoma limited partnership
By: /s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer
JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company
By: /s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer
LARCHMONT RESOURCES, L.L.C., an Oklahoma limited liability company
By: /s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

Buyer:
GASTAR EXPLORATION USA, INC., a Delaware corporation
By: /s/ J. Russell Porter
J. Russell Porter, Chief Executive Officer

Signature Page- Amendment to Purchase and Sale Agreement